UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2009
TOMOTHERAPY INCORPORATED
(Exact name of registrant as specified in its charter)

Wisconsin	001-33452	39-1914727

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1240 Deming Way Madison, Wisconsin	53717

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (608) 824-2800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 24, 2009, TomoTherapy Incorporated (the “Company”) entered into a Magnetron Subscription Agreement (the “Agreement”) with an effective date of May 1, 2009, with e2v Inc., having a business address at 520 White Plains Road, Suite 450, Tarrytown, New York, 10591, and e2v Technologies (UK) Limited having its principal place of business at 106 Waterhouse Lane, Chelmsford, CM1 2QU, United Kingdom (collectively, “E2V”), for the manufacture, purchase, and sale of magnetrons (the “Magnetrons”). The Agreement is in addition to the Long-Term Purchase Agreement dated December 22, 2008, between the Company and E2V for the purchase and sale of solid state modulators, modulator accessories and magnetron accessories. The parties were previously doing business for the purchase and sale of the Magnetrons strictly through purchase orders.
A magnetron is a key component in radiation therapy systems, used to supply radio frequency energy to the linear accelerator.
Pursuant to the Agreement, the Company committed to purchasing all of its manufacturing requirements for Magnetrons from E2V for the duration of the Agreement, commencing with an initial 36-month term. The Company has no minimum purchase obligation.
Pursuant to the Agreement, the parties designed a Magnetron Subscription Program (“MSP”), whereby the Company will pay E2V an agreed subscription price per TomoTherapy Hi Art system (the “System”) listed in the subscription pool, payable monthly, to cover purchase, repair and replacement for Magnetrons used in such Systems. Rather than providing a warranty, E2V provides a repair and replacement program for the Magnetron on each System in the subscription pool. A credit will be applied towards the first year’s MSP price for Magnetrons already in use by the Company, based on the average remaining life of the Magnetrons.
E2V may adjust the subscription price accordingly if there is a 10% or greater change in the number of beam on hours per System, taking into account evidence from the Company regarding whether the change in beam on hours has affected the Magnetron consumption rate. The subscription price may also be adjusted down following successful improvement initiatives by the Company.
Payment is due 45 days from the invoice date and E2V allows a total credit line of $2.5 million for all products and services supplied to the Company, to be evaluated by the parties as necessary.
The parties agreed to convert the agreed upon subscription price from British pounds to U.S. dollars on the next business day after May 1, 2009 and each year of the Agreement thereafter, based on a 12 month forward rate exchange rate lock.
The Company may purchase some Magnetrons outside of the MSP in order to build up or adjust service inventory or for new product development work. Magnetrons purchased outside the MSP will be covered under E2V’s standard warranty against defects in materials and workmanship and failure to meet the Company’s specifications.
The Company may reject Magnetrons that do not conform to the Company’s specifications by giving written notice to E2V within 45 days from delivery. E2V may charge the Company a monthly fee calculated based upon an estimated number of returned Magnetrons that the parties estimate that E2V will determine do meet the agreed specifications even though the Company has rejected them (“No Fault Found Fee”). Such No Fault Found Fee is subject to periodic adjustment if the actual number of returned Magnetrons differs substantially from the estimated number. In the Agreement, the parties affirmed their intention to collaborate to better align the Magnetron specifications with the Company’s performance expectations and testing procedures to attempt to reduce or eliminate the No Fault Found Fee.
In the event that any Magnetron is replaced by E2V with a new product or major revision, E2V has agreed to give the Company 180 days’ written notice before implementation. The Company may reject such new or revised product and may require E2V to supply the Company with unchanged Magnetrons in accordance with the blanket purchase order quantities.

In the Agreement, the parties affirmed their intention to collaborate to improve the life performance of the Magnetrons. To that end, E2V agreed to include enhancement programs within the MSP, it being understood that certain other investigative work would incur non-recurring engineering charges, to be agreed in advance by the parties. Successful enhancement projects may result in a discount on Magnetrons.
The Agreement may be terminated: 1) by either party following breach or default by the other party and notice with 90 days’ right to cure, in which case certain payments are due to the aggrieved party, 2) by either party if the other party becomes insolvent, makes arrangements with creditors, appoints a receiver or liquidates, 3) by the Company if issues arise from the Company’s audit of E2V that would cause the Company to fail to meet its regulatory and quality obligations with respect to the System, or 4) by either party for any reason following 6 months’ notice and a last time buy option.
The foregoing discussion of the terms and conditions of the Agreement does not purport to be complete and is subject to and qualified in its entirety by, the Agreement as redacted in accordance with a request for confidential treatment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
10.1 *	Magnetron Subscription Agreement with e2v Inc. and e2v Technologies (UK) Limited dated April 24, 2009 and effective May 1, 2009

*	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Form 8-K and submitted separately to the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOMOTHERAPY INCORPORATED
Dated: April 29, 2009	By:	/s/ Stephen C. Hathaway
Stephen C. Hathaway
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Number	Description
10.1 *	Magnetron Subscription Agreement with e2v Inc. and e2v Technologies (UK) Limited dated April 24, 2009 and effective May 1, 2009

*	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Form 8-K and submitted separately to the Securities and Exchange Commission.